                                     EXHIBIT 99

                               CLASSIC BANCSHARES, INC.
FOR IMMEDIATE RELEASE
---------------------

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
      (606) 325-4789
      Fax (606) 324-1307

        CLASSIC BANCSHARES, INC. ANNOUNCES THIRD QUARTER EARNINGS
                      AND DECLARES A CASH DIVIDEND

     Ashland, Kentucky, -- January 16, 1998 -- Classic Bancshares, Inc. (NASDAQ - CLAS) had net income for the third quarter ended December 31, 1997 of $281,000 compared to net income in the same quarter of 1996 of $258,000 and net income of $792,000 for the nine months ended December 31, 1997 compared to net income of $292,000 for the nine months ended December 31, 1996. Return on average assets was .8% for the quarter and nine months ended December 31, 1997 compared to .8% and .4% for the quarter and nine months ended December 31, 1996. Earnings per share were $.23 for the quarter ended December 31, 1997 and $.65 for the nine months ended December 31, 1997 up from $.21 and $.24 for the same periods in 1996.

     Classic Bancshares' assets increased $1.2 million from $131.6 million at March 31, 1997 to $132.8 million at December 31, 1997. The increase in assets was due to an increase in loans partially offset by a decrease in cash and investment securities. Loans increased $7.4 million from $81.7 million at March 31, 1997 to $89.1 million at December 31, 1997. The increase in loans is primarily the result of aggressive origination efforts and strong loan demand within the Company's market areas. Deposits decreased $800,000 from $100.5 million at March 31, 1997 to $99.7 million at December 31, 1997. Non-performing assets decreased from .7% of total assets at March 31, 1997 to
 .4% at December 31, 1997.

     President and Chief Executive Officer, David B. Barbour, stated that, "Earnings continue to meet expectations as we continue to implement our strategic plan objectives. Core earnings remain strong and continue to have a positive impact on earnings per share. Aggressive pricing strategies continue to increase non-interest income. Construction is almost complete on two additional full service banking offices with one location scheduled to open in mid February 1998 and the other location scheduled to open in March 1998. While the opening of these offices will be costly in the short term, the addition of these offices positions us to attract lower cost deposits through transaction accounts while increasing higher yielding loans through a greater emphasis on commercial and consumer lending. The increased loan yields and decreased cost of interest-bearing liabilities should result in an increase in the net interest margin in future periods. In view of the strong loan demand exhibited in recent quarters, we are pleased that non-performing assets remain significantly below that of our peers."

     Net interest income was $1.2 million for the quarter ended December 31, 1997 and $3.5 million for the nine months ended December 31, 1997 as compared to $1.2 million for the quarter ended December 31, 1996 and $2.3 million for the nine months ended December 31, 1996. The increase in net interest income for the nine month period resulted primarily from the inclusion of the earnings of the First National Bank of Paintsville for the entire nine month period ended December 31, 1997 compared to the inclusion of only three months of earnings for First National for the nine months ended December 31, 1996.

The acquisition of First National was completed on September 30, 1996 and was accounted for under the purchase method of accounting. The net interest margin was 3.9% for the quarter and nine months ended December 31, 1997 as compared to 4.0% for the quarter ended December 31, 1996 and 3.8% for the nine months ended December 31, 1996.

     Non-interest income was $156,000 for the quarter ended December 31, 1997 and $682,000 for the nine months ended December 31, 1997 compared to $105,000 for the quarter ended December 31, 1996 and $114,000 for the nine months ended December 31, 1996. The increase between quarters was due to an increase in fees and service charges on deposits. The increase in non-interest income for the nine month period was primarily the result of a $330,000 gain recorded from the settlement of First National's pension plan. The settlement of the pension plan is the result of merging First National's plan into Classic Bank's pension plan thereby creating one pension plan for the Company. Non-interest income for the nine month period also increased due to an increase in fees and service charges on deposit accounts.

     Total non-interest expense for the quarter ended December 31, 1997 was $911,000 and $3.0 million for the nine months ended December 31, 1997 compared to $822,000 for the quarter ended December 31, 1996 and $1.9 million for the nine months ended December 31, 1996. The increase between quarters resulted from increased personnel costs due to a net increase in the number of employees, an increase in occupancy expense and an increase in marketing and advertising and other general and administrative expenses. The increase for the nine month period was primarily the result of the inclusion of First National's expenses for the entire nine month period ended December 31, 1997 compared to the inclusion of only three months of expenses for the nine months ended December 31, 1996.

     Stockholders' equity was $19.9 million at December 31, 1997 as compared to $19.4 million at March 31, 1997. The book value per share was $16.55 at December 31, 1997 up from $15.73 per share at December 31, 1996.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.07 per share. The dividend will be payable on February 9, 1998 to shareholders of record on January 26, 1998.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank (formerly Ashland Federal Savings Bank) and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                         SELECTED FINANCIAL DATA

     The following tables set forth selected financial data of Classic Banchares, Inc. as of December 31, 1997 and March 31, 1997 and for the three and nine months ended December 31, 1997 and 1996.

                                                      Dec. 31       March 31,
                                                       1997           1997
                                                       ----           ----
                                                         (In Thousands)
Selected Financial Condition
Data:
----------------------------
Total Assets                                          $  132,793    $  131,554
Cash and other interest bearing deposits
     with other financial institutions                     3,418         9,127
Loans receivable, net                                     89,073        81,728
Investment securities:
     Available for sale                                   21,625        23,375
Mortgage-backed securities:
     Available for sale                                    8,230         7,885
Goodwill                                                   2,933         3,026
Deposits                                                  99,719       100,519
Securities sold under agreement to repurchase              3,529         4,956
FHLB advances                                              6,760         4,750
Stockholders' Equity, subject to certain restrictions     19,995        19,370



                                        Three Months Ended  Nine Months Ended
                                           December 31,        December 31,
                                           ------------        ------------
                                         1997        1996    1997       1996
                                         ----        ----    ----       ----
                                                     (In Thousands)
Selected Operations Data:
-------------------------
Total interest income                   $2,391      $2,341  $7,145     $4,733
Total interest expense                   1,216       1,190   3,614      2,464
                                        ------      ------  ------     ------
  Net interest income                    1,175       1,151   3,531      2,269
Provision for loan losses                   25          37     127         67
                                        ------      ------  ------     ------
  Net interest income after provision
  for losses on loans                    1,150       1,114   3,404      2,202
                                        ------      ------  ------     ------
Fees and service charges                   111          61     269         66
Gain on sale of securities                  10           8      28          8
Other noninterest income                    35          36     385         40
                                        ------      ------  ------     ------
  Total noninterest income                 156         105     682        114
  SAIF Assessment                          - -         - -     - -        316
  Total noninterest expense                911         822   2,974      1,611
                                        ------      ------  ------     ------
Income before income taxes                 395         397   1,112        389
Income tax expense (benefit)               114         139     320         97
                                        ------      ------  ------     ------
  Net income                            $  281      $  258  $  792     $  292
                                        ======      ======  ======     ======

                                          At or for the        At or for the
                                        Three Months Ended   Nine Months Ended
                                           December 31,         December 31,
                                           ------------         ------------
                                         1997        1996     1997       1996
                                         ----        ----     ----       ----
Other Data:
Return on average assets (ratio of net
    income to total average assets)*        .8%        .8%      .8%        .4%
Return on average equity (ratio of net
    income to total average assets)*       5.7        5.4      5.4        2.0
Net interest margin**                      3.9        4.0      3.9        3.8
Non-performing assets to total assets      0.4        0.9      0.4        0.9
Allowance for loan losses to non-
    performing loans                     252.4      102.5    252.4      102.5
Equity to total assets at end of period   15.1       14.9     15.1       14.9
Efficiency ratio***                       68.4       62.3     70.6       79.9
Basic earnings per share                 $0.23      $0.21    $0.65      $0.24
Number of full service offices               3          3        3          3

-----------------
*     Annualized
**    Net interest income annualized divided by average-earning assets.
***   Non-interest expenses divided by the total of net interest income and non-interest income.

